Espey Mfg. & Electronics Corp. Appoints New President and CEO

Saratoga Springs, NY; January 20, 2015 - Espey Mfg. & Electronics Corp. (NYSE MKT: ESP) has appointed Patrick Enright, Jr, age 53, as President and Chief Executive Officer effective February 2, 2015.

From 2010 to 2015, Mr. Enright was employed by DRS Technologies and last held the position of Vice President of Strategic Planning. He was responsible for programs involving state of the art power distribution and conversion equipment, and strategic planning associated with maritime and combat support defense systems. Prior to his employment with DRS Technologies, Mr. Enright held other executive positions in which he was responsible for government procurement and defense industry product development.

The Board of Directors determined that Mr. Enright’s career growth in various executive capacities with increasing responsibilities in strategic planning, program development, and systems and solutions for major defense contractors not only qualified him to be the Company’s President and Chief Executive Officer, but would also provide a major asset to the Board in its oversight of the development and expansion of the Company’s core business in defense and industrial power electronics.

Mr. Howard Pinsley, Chairman of the Board, commented: “Following an exhaustive search, the Board determined that Mr. Enright's experience and ideas for the future success of Espey made him stand out from the other candidates. We welcome him to the Company and anticipate working with him for many years.”

Espey’s primary business is the development, design, and production of standard and specialized military and industrial power electronics, power supplies, transformers and contract manufacturing. The Company’s web site can be found on the Internet at www.espey.com.

For further information, contact Mr. David O'Neil at (518) 245-4400.

Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.